EXHIBIT 10.3

US ECOLOGY, INC.

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT is entered into as of XXXXXX (the “Grant Date”), between US Ecology, Inc., a Delaware corporation (the “Company”), and XXXXXXXX (the “Grantee”).

WHEREAS, the Company has adopted the US Ecology, Inc. Omnibus Incentive Plan (the “Plan”) pursuant to which Restricted Stock Units may be granted; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that it is in the best interests of the Company and its stockholders to grant the award of Restricted Stock Units provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Restricted Stock Units.

Pursuant to Section 6.5 of the Plan, the Company hereby grants to the Grantee an Award of ##### Restricted Stock Units (the “Award”). Each Restricted Stock Unit (“RSU”) represents the right to receive, on the settlement date, one Share, subject to the terms and conditions set forth in this Agreement and the Plan.  The RSUs granted pursuant to the Award shall be administered by the Company or its designated agent and shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 5 hereof.  Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2. Restrictions on Transfer.

Except as permitted by the Committee in accordance with Section 13 of the Plan, no RSU or other right or interest of the Grantee hereunder shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of the Grantee to, any party, other than the Company or any Subsidiary, or assigned or transferred by the Grantee otherwise than by will or the laws of descent and distribution, and all rights hereunder shall be exercisable during the lifetime of the Grantee only by the Grantee or his or her guardian or legal representative.

3. Lapse of Restrictions Generally.

Except as provided in Section 4 hereof, the RSUs granted hereunder shall vest as follows:

•	### of the RSUs shall vest on XXXXXXX;
•	### of the RSUs shall vest on XXXXXXXX; and
•	### of the RSUs shall vest on XXXXXXXXX.

In each case, the RSUs shall be settled as soon as reasonably practicable, and in no event more than thirty (30) days following the vesting date.

4. Effect of Certain Terminations of Employment.

If the Grantee’s employment is terminated at any time (i) due to the Grantee’s death or Disability; or (ii) within eighteen (18) months following a Change in Control, by the Company or a Subsidiary without Cause or by the Grantee for Good Reason, all RSUs which have not vested in accordance with Section 3 shall vest as of the date of such termination and shall be settled as soon as reasonably practicable thereafter, and in no event more than thirty (30) days following the vesting date. Upon the Grantee’s termination of employment for any other reason, the unvested portion of the RSUs shall be forfeited with no compensation due to the Grantee.

23326501.3.BUSINESS

5. Execution of Award Agreement.

The RSUs granted to the Grantee pursuant to the Award shall be subject to the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than the earlier of (i) June 9, 2017; and (ii) the date that is immediately prior to the date that the RSUs vest pursuant to Section 3 or 4 hereof (the “Grantee Return Date”); provided that if the Grantee dies before the Grantee Return Date, this requirement shall be deemed to be satisfied if the executor or administrator of the Grantee’s estate executes and returns this Agreement to the Company or its designee no later than ninety (90) days following the Grantee’s death (the “Executor Return Date”). If this Agreement is not so executed and returned on or prior to the Grantee Return Date or the Executor Return Date, as applicable, the RSUs evidenced by this Agreement shall be forfeited, and neither the Grantee nor the Grantee’s heirs, executors, administrators and successors shall have any rights with respect thereto.

6. Delivery of RSUs.

The Company may settle vested RSUs by providing the Grantee with either evidence of book entry Shares or stock certificates with respect to such vested RSUs, with the form of settlement to be determined by the Company in its sole discretion.

7. Stockholder Rights.

Nothing contained in this Agreement shall be construed to give the Grantee any rights as a stockholder with respect to any Shares underlying the RSUs (including, without limitation, any voting, dividend or derivative or other similar rights) unless and until such Shares are issued to the Grantee upon settlement of the RSU.

8. No Right to Continued Service.

Neither the Plan nor this Agreement shall be construed as giving the Grantee any right to be retained in the employ or service of the Company or any Subsidiary.

9. Withholding of Taxes.

The Grantee must make appropriate arrangements for the payment of any taxes relating to the RSUs granted hereunder. The Company is authorized to withhold from any payment relating to the RSUs, including from a distribution of Shares or any payroll or other payment to the Grantee, amounts of withholding and other taxes due in connection with the RSUs, and to take such other action as the Committee may deem advisable to enable the Company and the Grantee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the RSUs. This authority shall include the ability to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of the Grantee's tax obligations and to require the Grantee to enter into elections in respect of taxes. Withholding of taxes in the form of Shares shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates. If the Grantee is subject to the reporting requirements of Section 16 of the Exchange Act, the Grantee shall have the right to pay all or a portion of any withholding or other taxes due in connection with the RSUs by directing the Company to withhold Shares that would otherwise be received in connection with the RSUs up to the minimum required withholding amount.

10. Compliance with Securities Law.

10.1No Shares may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company's Shares under any state or federal law or regulation, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such Shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of the Award or any portion of the Award during the period when issuance has been suspended.

10.2The Committee may require, as a condition to the issuance of Shares hereunder, representations, warranties and agreements to the effect that such Shares are being purchased or acquired by the Grantee for investment only and without any present intention to sell or otherwise distribute such Shares and that the Grantee will not dispose of such Shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act and the rules and regulations thereunder.

11. Amendment.

The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, this Agreement; provided, however, that without the consent of the Grantee, no such amendment, alteration, suspension, discontinuation, or termination of this Agreement may materially and adversely affect the rights of the Grantee under this Agreement, except insofar as any such action is necessary to ensure the Agreement’s compliance with applicable law or regulation or the listing requirements of an applicable securities exchange, including, without limitation, Code Section 409A.

12. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13. Governing Law.

To the extent that Federal laws do not otherwise control, the validity and construction of this shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

14. Recoupment.

This Award shall be subject to mandatory repayment by the Grantee to the Company pursuant to the terms of any applicable Company "clawback" or recoupment policy.

15. RSUs Subject to Plan.

This Agreement is subject to the Plan as approved by the Company's stockholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Successors and Assigns.

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

17. Section 409A.

This Agreement is intended to comply with, or be exempt from, Code Section 409A and all regulations, guidance, compliance programs and other interpretative authority thereunder, and all provisions of this Agreement shall be applied and interpreted in a manner consistent therewith. Notwithstanding anything contained herein to the contrary, in the event the Award is subject to Code Section 409A, the Committee may, in its sole discretion and without the Grantee’s prior consent, amend this Agreement or take any other actions as deemed appropriate by the Committee to (i) exempt this Agreement from the application of Code Section 409A, (ii) preserve the intended tax treatment of the Award or (iii) comply with the requirements of Code Section 409A. In the event that the Grantee is a "specified employee" within the meaning of Code Section 409A, and a payment or benefit provided for under this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Grantee’s separation from service (within the meaning of Code Section 409A), then such payment or benefit shall not be paid (or commence) during the six (6) month period immediately following the Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Grantee in a lump-sum cash payment, without interest, on the earlier of (i) the first business day of the seventh month following the Grantee's separation from service or (ii) the tenth business day following the Grantee’s death. Notwithstanding the foregoing, none of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by the Grantee as a result of the application of Code Section 409A. Each payment payable hereunder shall be treated as a separate payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

18. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company for all purposes.

19. Entire Agreement.

This Agreement and the applicable terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company, and supersede all other agreements, whether written or oral, with respect to the Award. In the event of a conflict between this Agreement and the Plan, this Agreement shall govern.

20. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

21. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

22. Acceptance.

The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions hereof and thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

IN WITNESS WHEREOF, this Agreement has been executed effective XXXXXXXXX.

                                              US ECOLOGY, INC.

                                            ____________________________________

                                                                              By:   Jeffrey R. Feeler

                                                                              Its:   President and Chief Executive Officer

GRANTEE

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